Exhibit 99.1

                CAM REPORTS RECORD YEAR END AND QUARTERLY RESULTS

     PRE-TAX EARNINGS INCREASED 53% ON RECORD NET INCOME AND PROFIT MARGINS

    FOUNTAIN VALLEY, Calif., Nov. 15 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported pre-tax income for the 4th quarter ended September 30, 2006 increased to $1.3 million, compared to $1.0 million for the same period of last year. Revenues increased to $7.0 million for the three months ended September 30, 2006, compared to $6.6 million for the three months ended September 30, 2005. Net income for the three-month period ended September 30, 2006 increased 12% to $802,000, or $0.19 per fully diluted share, compared to $719,000, or $0.18 per fully diluted share, for the same quarter last year. The Company's effective tax rate was higher in the 4th quarter of fiscal 2006 at 38%, compared to 31% in fiscal 2005. Pre-tax profit margin for the quarter ended September 30, 2006 was a record 19%.

    Revenues for the fiscal year ended September 30, 2006 increased 9% to $27.2 million, compared to $24.9 million for fiscal year 2005, based on the strength of a 63% increase in X-Charge payment processing revenues. Pre-tax income grew 53% to $4.3 million, compared to $2.8 million in fiscal 2005. Net income for the fiscal year ended September 30, 2006 increased 49% to $2.6 million, or $0.64 per fully diluted share, compared to $1.8 million, or $0.44 per fully diluted share, for fiscal year 2005. Pre-tax profit margin for fiscal year ended September 30, 2006 was also a record at 16%.

    The results for the three and twelve months ended September 30, 2006 included compensation expense of $46,000 and $172,000, respectively, related to the adoption of Statement of Financial Accounting Standards No. 123R (SFAS123R), for stock options that were previously granted to employees. Prior to SFAS123R adoption, compensation expense related to employee stock options was not recorded in the financial statements but disclosed in the footnotes as required under previous accounting rules.

    Cash Increase

    As of September 30, 2006, cash and cash equivalent plus marketable securities increased $2.6 million to $23.7 million or $5.97 per outstanding share during the year, compared to $21.1 million or $5.48 per outstanding share at the beginning of the year. The Company remains debt free. During the year, the Company declared dividends payable to shareholders of $0.57 per share, representing $2.2 million.

             Calculation of Cash and Marketable Securities Per Share

                                                     SEPTEMBER 30   SEPTEMBER 30
                                                         2006           2005
                                                     ------------   ------------
    Cash and cash equivalents                        $ 15,196,000   $ 15,763,000
    Marketable available-for-sale securities            8,457,000      5,300,000
    Total cash and marketable securities
     (numerator)                                     $ 23,653,000   $ 21,063,000
    Shares outstanding (denominator)                    3,961,000      3,846,000
    Cash and marketable securities per share         $       5.97   $       5.48

    X-Charge Performance

    During the 4th quarter, a record 1,101 new X-Charge payment processing accounts were installed, which was a 25% increase over the same period last year when 879 new accounts were installed. During the year ended September 30, 2006, the Company installed a record 4,020 new X-Charge accounts, representing approximately $1.1 billion in annual payment processing volume. As of September 30, 2006, there were approximately 8,500 merchant accounts generating X-Charge revenues. This portfolio of merchant accounts represents approximately $2.5 billion in annual payment processing volume.

    At the end of the quarter, the Company had 275 resellers who had earned residual income from their X-Charge processing accounts, which was an increase of 19 resellers during the quarter compared to the quarter ended June 30, 2006.

    Dividend

    The Board of Directors has declared a quarterly cash dividend of $0.16 per outstanding share for this quarter's results, to be paid on January 16, 2007, to shareholders of record on January 5, 2007.

    "We had a very good year with a 53% increase in pre-tax earnings and profit margins at record levels, despite our disappointing system revenues," stated Geoff Knapp, Chairman and CEO of CAM Commerce Solutions. "Our X-Charge payment processing revenues met our expectations and showed a lot of strength towards the end of the year, more than making up for the softness in system sales. For the last two quarters of the year X-Charge payment processing was our largest revenue source and I expect that trend to continue. I am very optimistic about our X-Charge payment processing revenues going forward and I still believe we can and will find the right formula on the systems side to get sales going in the right direction. We are committed to making that happen. I am confident, barring something unforeseen at this time, that in 2007 we should see record revenues and earnings."

    Conference Call

    The Company will be holding a conference call to discuss the quarterly results. The conference call will take place at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time), on Wednesday, November 15, 2006. Anyone interested in participating in the conference call should call 888-243-1152, if calling within the United States, or 973-582-2868, if calling internationally. There will be a playback available until November 22, 2006. To listen to the playback, please call 877-519-4471, if calling within the United States, or 973-341-3080, if calling internationally. Please use pin number 8086265 for the replay. The Company will also have an updated investor presentation posted on its website at www.camcommerce.com.

    About CAM Commerce Solutions

    CAM Commerce Solutions designs, develops, markets and services highly integrated retailing and payment processing solutions for small to medium size traditional and eCommerce businesses based on the company's open architecture software. These integrated solutions include inventory management, point of sale, accounting, credit and debit card processing, Internet sales, gift card and customer loyalty programs, and extensive management reporting. Payment processing services are provided on a transaction based business model. You can visit CAM Commerce Solutions at www.camcommerce.com.

    Important Information

    Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Words such as "will," "should," "believe," "expect," "anticipate," "outlook," "forecast," "optimistic," "feel," "potential," "continue," "intends," "goal," "plans," "estimates," "may," "seeks," "would," "future," "bright," "projected," and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements. Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time. Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management's expectations, and the company does not undertake any duty to update forward-looking statements which speak only as of the date of this release. The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties. In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions' filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

                          CAM COMMERCE SOLUTIONS, INC.
                         CONDENSED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                               THREE MONTHS ENDED            TWELVE MONTHS ENDED
                           ---------------------------   -------------- ------------
                           SEPTEMBER 30   SEPTEMBER 30   SEPTEMBER 30   SEPTEMBER 30
                               2006           2005           2006           2005
                           ------------   ------------   ------------   ------------
                            (Unaudited)    (Unaudited)    (Unaudited)
REVENUES
  Net hardware,
   software and
   installation
   revenues                $      2,636   $      3,291   $     11,199   $     13,006
  Net service
   revenues                       1,342          1,340          5,324          5,374
  Net payment
   processing
   revenues                       2,995          1,982         10,689          6,556
Total net revenues                6,973          6,613         27,212         24,936
COSTS AND EXPENSES
  Cost of hardware,
   software and
   installation
   revenues                       1,399          1,585          5,967          6,580
  Cost of service
   revenues                         631            582          2,465          2,276
  Cost of payment
   processing revenues              160             92            533            422
Total cost of
 revenues                         2,190          2,259          8,965          9,278
Selling, general and
 administrative
 expenses                         3,383          3,143         13,393         11,993
Research and
 development expenses               389            353          1,537          1,417
Interest income                    (290)          (180)          (969)          (559)
Total costs and
 expenses                         5,672          5,575         22,926         22,129
Income before
 provisions for
 income taxes                     1,301          1,038          4,286          2,807
Provisions for
 income taxes                       499            319          1,639          1,033
Net income                 $        802   $        719   $      2,647   $      1,774
Basic net income
 per share                 $       0.20   $       0.19   $       0.68   $       0.46
Diluted net income
 per share                 $       0.19   $       0.18   $       0.64   $       0.44
Shares used in
 computing basic
 net income
 per share                        3,954          3,838          3,906          3,817
Shares used in
 computing diluted
 net income
 per share                        4,169          4,060          4,154          4,045

                          CAM COMMERCE SOLUTIONS, INC.
                            CONDENSED BALANCE SHEETS
                      (In thousands, except per share data)

                                                     SEPTEMBER 30   SEPTEMBER 30
                                                         2006           2005
                                                     ------------   ------------
                                                     (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                          $     15,196   $     15,763
  Marketable available-for-sale securities                  8,457          5,300
  Accounts receivable, net                                  1,936          1,930
  Inventories                                                 391            306
  Deferred income taxes                                       991          1,188
  Other current assets                                        138            132
Total current assets                                       27,109         24,619

Deferred income taxes                                          56            714
Property and equipment, net                                   484            610
Intangible assets, net                                        445            467
Other assets                                                   51             51
Total assets                                         $     28,145   $     26,461

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                   $        301   $        445
  Accrued compensation and related expenses                 1,255          1,154
  Deferred service revenue and customer deposits            1,499          1,728
  Cash dividends payable                                      594            385
  Other accrued liabilities                                   103            260
  Total current liabilities                                 3,752          3,972
Stockholders' equity:
  Common stock, $.001 par value; 12,000
   shares authorized, 3,961 shares issued and
   outstanding at September 30, 2006 and 3,846
   at September 30, 2005                                        4              4
  Capital in excess of par value                           21,634         20,152
  Accumulated other comprehensive loss                         (6)           (18)
  Retained earnings                                         2,761          2,351
  Total stockholders' equity                               24,393         22,489
Total liabilities and stockholders' equity           $     28,145   $     26,461

SOURCE  CAM Commerce Solutions, Inc.
    -0-                             11/15/2006
    /CONTACT: Mathew Hayden, President of Hayden Communications, Inc., +1-858-704-5065, for CAM Commerce Solutions, Inc./
    /Web site:  http://www.camcommerce.com /